PRESS RELEASE                                EXHIBIT 99.1

May 6, 2011

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	John C. Hansen	(805) 466-7087
President and Chief Executive Officer

	Margaret A. Torres	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP REPORTS Q1 2011 FINANCIAL RESULTS

ATASCADERO, Calif., May 6, 2011 Santa Lucia Bancorp (the "Company") (OTC Bulletin Board: SLBA.OB), the parent company of Santa Lucia Bank (the "Bank"), today reported a net loss of $349 thousand for the first quarter of 2011 compared to a net loss of $1.2 million for the fourth quarter of 2010 and a net loss of $9.1 million for the first quarter a year ago. The significantly smaller net loss for the first quarter of 2011 compared to the net loss in the same period of 2010 is primarily attributable to the $370 thousand provision for loan losses in 2011 compared to $8.7 million provision for the first quarter in 2010 and the absence of a valuation allowance for deferred tax asset in the first quarter of 2011 compared to $807 thousand for the same period in 2010. The Allowance for Loan and Lease Losses (the “ALLL”) was $10.5 million, $11.0 million and $11.2 million at March 31, 2011, December 31, 2010 and March 31, 2010, respectively. As a percent of total gross loans, the ALLL was 5.82%, 5.84% and 5.52% at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

The net loss applicable to common shareholders was $409 thousand or $0.20 per diluted common share and $9.1 million or $4.57 per diluted common share for the quarter ended March 31, 2011 and the same period in 2010, respectively. Loss applicable to common shareholders is calculated by adding dividends accrued and discount accreted on preferred stock to the net losses.

According to John C. Hansen, President and Chief Executive Officer, “It is clear that while credit quality issues are still present and not completely behind us, the magnitude of their impact to the amount of loan loss provision that needs to be recognized has declined. We have spent the past year building the reserve for possible losses to a level we believe is commensurate with the risk in the portfolio. We have also spent the past nine months improving the early recognition of problem credits, the workout process of same, qualified third party review and the overall oversight of the credit function in the Bank.” He went on to say, “On a linked quarter basis, non-performing loans decreased by $1.1 million and nonperforming assets decreased by $216 thousand.”

Mr. Hansen reported, “Compared to the same period in 2010, total assets decreased by $21.0 million or 7.8% to $246.3 million; net loans decreased by $22.8 million or 11.9% to $168.7 million; and total deposits decreased by $14.6 million or 5.9% to $230.7 million. On a year over year basis, time deposits decreased by $16.6 million or 18.0%. The Bank’s core deposits as a percentage of total deposits improved to 79.7% at March 31, 2011 compared to 77.4% at March 31, 2010. The Bank defines core deposits as total deposits less time deposits greater than $100 thousand. On a linked quarter basis, net loans decreased by $8.1 million or 4.5% to $168.7 million; and total deposits decreased by $3.2 million or 1.3% to $230.7 million. On a linked quarter basis, time deposits decreased by $6.8 million while the aggregate of demand deposits, NOW, MM and Savings accounts increased $3.6 million. With outstanding loan balances on the decline, the Bank pursued a reduction in time deposits through re-pricing opportunities.”

Mr. Hansen continued, “The Bank implemented certain initiatives to enhance its capital ratios during the fourth quarter of 2010 that continued into the first quarter of 2011. These initiatives include but are not limited to strategies to reduce total assets as is evidenced by the linked quarter decrease of $3.5 million from $249.8 million at December 31, 2010.” He went on to say, “At March 31, 2011, the Bank is considered “adequately capitalized” in accordance with regulatory guidelines. The Company and Bank are actively pursuing alternatives to enhance its capital ratios, including strategies to continue to reshape the balance sheet, initiatives to improve core operating earnings, and strategies to raise additional capital and other strategic alternatives.”

Mr. Hansen went on to say, “The liquidity ratio of 24.0% remains strong at March 31, 2011 compared to 23.0% at December 31, 2010, and 22.5% at March 31, 2010. Our customer base continues to be very loyal and reflective of the outstanding customer service that the Bank has provided on an ongoing basis.”

As disclosed in the Company’s 10-K filed with the SEC on March 3, 2011, the Department of Financial Institutions (DFI) completed an examination of the Bank in the fourth quarter of 2010 and based upon the results of the examination, the Bank was expecting a formal enforcement action. On May 3, 2011, the Bank agreed to a Consent Order (the “Order”) with the the DFI effective May 3, 2011.  Among other things, the Order requires that the board of directors of the Bank develop, adopt and submit a plan to correct the Bank’s condition which could include objectives of either increasing the tangible shareholder’s equity or finding a strategic partner acceptable to the Commissioner of the DFI (the “Commissioner”).  The Order further requires that within 90 days the Bank increase its shareholders’ equity by $12 million and thereafter, maintain its shareholder’s equity in an amount not less than 9% of the Bank’s total assets.

Many of the requirements of the Order reflect recommendations or requirements that the Bank has been working on for some time.  The Bank will continue its efforts to comply with all provisions of the Order.  While the Bank is moving diligently to comply with the Order, there can be no assurance that full compliance will be achieved.  As a result, the Bank could become subject to further regulatory restrictions or penalties.

For 26 years, the Bank has provided its customers with friendly, hometown services and state of the art banking products. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions.

THE COMPANY AND ITS BUSINESS STRATEGY:

Santa Lucia Bancorp (the “Company”), headquartered in Atascadero, California is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 25 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, credit quality, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, the current economic downturn and turmoil in financial markets and the response of federal and state regulators thereto; the imposition of limitations on our operations by bank regulators as a result of examinations of our condition; our ability to comply satisfactorily with the enforcement action to which we are subject; the effect of changing regional and national economic conditions; significant changes in interest rates and prepayment speeds; credit risks of lending and investment activities; changes in federal and state banking laws or regulations; competitive pressure in the banking industry; changes in governmental fiscal or monetary policies; uncertainty regarding the economic outlook resulting from the continuing war on terrorism, as well as actions taken or to be taken by the U.S. or other governments as a result of further acts or threats of terrorism; and other factors discussed in Item 1A. Risk Factors of the company’s 2010 Annual Report as filed on Form 10-K and the Company’s 10Q for the quarter ended September 30, 2010, filed with the SEC on November 15, 2010.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

	(dollars in thousands, except share data and ratios)
	Unaudited
				Variance		Variance
	For the three months ended,			March 2011 to Dec 2010		March 2011 to March 2010
	31-Mar-11	31-Dec-10	31-Mar-10	$	%
Summary of Operations:
Interest Income	$2,692	$2,986	$3,338	$(294)	-9.8%	$(646)	-19.4%
Interest Expense	359	441	664	(82)	-18.6%	(305)	-45.9%

Net Interest Income	2,333	2,545	2,674	(212)	-8.3%	(341)	-12.8%
Provision for Loan Loss	370	1,750	8,748	(1,380)	-78.9%	(8,378)	-95.8%
				-
Net Interest Income After Provision for Loan Losses	1,963	795	(6,074)	1,168	146.9%	8,037	-132.3%
Noninterest Income	158	697	213	(539)	-77.3%	(55)	-25.8%
Noninterest Expense	2,470	2,686	2,420	(216)	-8.0%	50	2.1%

Income Before Income Taxes	(349)	(1,194)	(8,281)	845	-70.8%	7,932	-95.8%
Income Tax Expense	-	-	807	-	0.0%	(807)	-100.0%

Net Income (loss)	$(349)	$(1,194)	$(9,088)	$845	-70.8%	$8,739	-96.2%

Dividends and Accretion on Preferred Stock	$60	$60	$60	$-	0.0%	$-	0.0%

Net earnings (losses) Applicable to Common Shareholders	$(409)	$(1,254)	$(9,148)	$845	-67.4%	$8,739	-95.5%

Cash Dividends Paid	$-	$-	$-	$-	0.0%	$-	0.0%

Per Common Share Data:
Net Income - Basic	$(0.20)	$(0.63)	$(4.57)	$0.43	-68.3%	$4.37	-95.6%
Net Income - Diluted	$(0.20)	$(0.63)	$(4.57)	$0.43	-68.3%	$4.37	-95.6%
Dividends	$-	$-	$-	$-	0.0%	$-	0.0%
Tangible Book Value	$1.57	$1.77	$4.92	$(0.20)	-11.2%	$(3.35)	-68.0%

Common Outstanding Shares:	2,003,131	2,003,131	2,003,131	$-	0.0%	$-	0.0%

Statement of Financial Condition Summary:
Total Assets	$246,274	$249,801	$267,243	$(3,527)	-1.4%	$(20,969)	-7.8%
Total Deposits	230,711	233,867	245,290	(3,156)	-1.3%	$(14,579)	-5.9%
Total Net Loans	168,744	176,750	191,551	(8,006)	-4.5%	$(22,807)	-11.9%
Allowance for Loan Losses	10,467	10,999	11,226	(532)	-4.8%	$(759)	-6.8%
Total Shareholders' Equity	7,149	7,545	13,853	(396)	-5.2%	$(6,704)	-48.4%

Asset Quality:
Loan on Non-Accrual	$22,810	$23,945	$20,245	$(1,135)	-4.7%	$2,565	12.7%
Loans Past Due >90 days and still accruing	$-	$-	$-	$-	0.0%	$-	0.0%
OREO	$3,042	$2,123	$1,122	$919	43.3%	$1,920	171.1%
Loans Past Due 30-89 days	$168	$606	$519	$(438)	-72.3%	$(351)	-67.6%

Selected Ratios:
Return on Average Assets	-5.47%	-14.00%	-18.05%
Return on Average Equity	-0.16%	-0.47%	-325.96%
Net Interest Margin	4.03%	4.04%	4.41%
Average Loans as a Percentage of Average Deposits	78.76%	78.77%	84.58%
Allowance for Loan Losses to Total Loans	5.82%	5.84%	5.52%
Bank
Tier I Capital to Average Assets	4.94%	4.75%	6.52%
Tier I Capital to Risk-Weighted Assets	7.00%	6.85%	8.36%
Total Capital to Risk-Weighted Assets	8.31%	8.16%	9.71%